NASDAQ-GM — “TEAM”

FOR IMMEDIATE RELEASE, February 24, 2009

TechTeam Global Reports Fourth Quarter 2008 Financial Results

Company transformation continues on track with solid net profit even after restructuring charge

SOUTHFIELD, MICHIGAN, February 24, 2009…TechTeam Global, Inc. (the “Company”) (NASDAQ: TEAM), a worldwide provider of information technology outsourcing and business process outsourcing services, today reported fourth quarter 2008 net income of $1.2 million, or $0.11 per share, on revenues of $61.9 million. Results for the fourth quarter 2008 include a charge of $1.8 million related to the restructuring previously announced on December 30, 2008. Excluding this restructuring charge, the Company would have reported net income of $2.9 million, or $0.27 per diluted share, an increase of 58% over net income of $1.8 million, or $0.17 per share reported for the same period last year. Fourth quarter 2008 results include a foreign currency transaction gain, which increased earnings per share by $0.08 per diluted share.  See the table following the financial statements in this press release for a reconciliation of fourth quarter earnings.

Financial highlights include:

•	Revenues of $61.9 million in the fourth quarter brought total revenue for the full year 2008 to $260 million, a 17% increase in revenue over last year.

•	Gross margin in the fourth quarter reached 26.8%, a 1.6% sequential improvement from the third quarter 2008 and a 1.9% improvement from the fourth quarter 2007.

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Fourth quarter results include a $1.8 million pre-tax restructuring charge primarily related to reductions in excess leased facility capacity and severance costs for the restructuring of certain staff in Europe.

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Operating income, excluding the restructuring charge, was $3.7 million, or 5.9% of revenue in the fourth quarter. This represented a 14% increase over the same period last year.  Full year 2008 operating income, excluding restructuring charges, was $13.5 million, a 31% improvement over 2007 results.

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The Company completed the divestiture of TechTeam A.N.E. NV (“ANE”) recording a $0.2 million pre-tax gain on the sale in other income on the income statement.  The sale of ANE also resulted in $1.4 million lower revenue in the fourth quarter 2008 compared to the prior year.

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Fourth quarter earnings before interest, taxes, depreciation and amortization expense (“EBITDA”), excluding the restructuring charge, was $6.9 million, or 11.1% of revenue, an increase of 33% over EBITDA of $5.2 million,  or 8.0% of revenue, for the fourth quarter 2007.   For the full year 2008, EBITDA, excluding restructuring charges, was $22.5 million, or 8.7% of revenue, an increase of 31% over EBITDA of $17.2 million, or 7.7% of revenue, for the same period last year.

•	As part of a continuing program to strengthen its balance sheet, the Company paid down $1.9 million of debt, net of borrowings, in 2008. The Company will continue to focus on debt reduction.

Other business developments include:

•	Renewed a major contract with TechTeam’s single largest commercial customer.

•	Maintained a strong business pipeline and won a $15 million contract in the Government sector with the Defense Logistics Agency.

27335 West 11 Mile Road, Southfield, Michigan 48033 • Telephone (248) 357-2866 • Fax (248) 357-2570 • www.techteam.com

“We continued to move forward successfully with our new strategy and transformation in spite of unprecedented market conditions,” said Gary J. Cotshott, Chairman and Chief Executive Officer. “We are pleased that our increased focus and emphasis on execution contributed to a strong operating performance during the fourth quarter and capped off a solid year of progress in 2008. While business conditions remain very difficult on a global basis, we will continue to manage through these unusual times, seeking to scale the business and take aggressive actions to position the Company for continued success in 2009 and beyond.”

“It is increasingly clear that our global, multi-lingual IT outsourcing capabilities offer a well-differentiated value proposition to our customers and provide operational efficiency to clients in an environment where cost reductions and business flexibility are high priorities. This has contributed to the strength of our pipeline of active opportunities and the recent contract renewal with our largest customer, which utilizes our off-shore capabilities,” said Cotshott.

Cotshott continued, “We took action in mid-2008 through corporate-wide organization realignment and restructuring actions to improve our operating efficiency, achieve greater global consistency and drive improved financial performance. We also took further action late in the year to adjust our cost structure to improve operating efficiency amid the economic downturn. As a result, we are better positioned to address both the opportunities and challenges we will face in 2009.”

Discussion of Fourth Quarter 2008 Results

Total Company revenue was $61.9 million for the fourth quarter 2008, bringing total 2008 revenue to $260 million, or full year growth of 17%. Fourth quarter revenue declined 3.7% from the prior year driven by $1.4 million of lower revenue from the divestiture of ANE and the impact of exchange rates on revenue in Europe. This decline was partially offset by 4.3% growth in the government business.

Gross profit increased 3.7% to $16.6 million for the fourth quarter 2008 and reached $66.3 million for the full year 2008, an increase of 16.6% over 2007.  The Company’s gross margin (gross profit as a percentage of revenue) of 26.8% in the fourth quarter 2008 increased from 24.9% over the same period last year and sequentially from 25.2% in the third quarter 2008.

Gross margin for the Company’s commercial business was 25.7% in the fourth quarter 2008. Commercial margins increased from 23.9% in the fourth quarter 2007 and increased sequentially from 24.1% in the third quarter 2008. Fourth quarter 2008 gross margin improved from the prior year in the Americas, but was partially offset by lower gross margins in Europe. Sequentially, gross margin in the commercial business improved in both the Americas and Europe. Gross margin in the Company’s government business in the fourth quarter 2008 was 28.8%, an increase from 27.0% for the same period in 2007 and a sequential increase from 27.2% in the third quarter 2008.

Selling, general, and administrative (“SG&A”) expense was 20.9% of revenue for the fourth quarter 2008, an increase from 19.9% of revenue for the same period in 2007 and a sequential increase from 19.3% of revenue in the third quarter 2008.  The increase over the prior year and the third quarter 2008 resulted primarily from lower revenues, an increase in the allowance for doubtful accounts, and lower incentive compensation expense in the fourth quarter 2007 and the third quarter 2008. The increase in the allowance for doubtful accounts during the fourth quarter 2008 related in part to added conservatism due to the current economic environment and related credit risks associated with our automotive and retail customers.  The lower incentive compensation expense in the fourth quarter 2007 and third quarter 2008 was due to not achieving performance targets.

Operating income, excluding the restructuring charge, increased to $3.7 million in the fourth quarter 2008, from $3.2 million in the same period last year.

The Company recorded a $1.8 million pre-tax restructuring charge during the fourth quarter 2008.  This charge primarily related to reductions in excess leased facility capacity and severance costs for the restructuring of certain staff in Europe.

Foreign currency transaction gains in the fourth quarter totaled $1.0 million on a pre-tax basis and related primarily to TechTeam’s intercompany financing in Europe.

On a reported basis, the Company’s effective tax rate for the fourth quarter 2008 was 52.2%.  This rate exceeds statutory levels because a majority of the restructuring charge was recorded in Belgium, where there was no tax benefit for the charge due to the substantial tax loss carry forwards from historical net operating losses. Excluding the impact of the restructuring, the effective tax rate for the fourth quarter 2008 would have been 34.6%.

27335 West 11 Mile Road, Southfield, Michigan 48033 • Telephone (248) 357-2866 • Fax (248) 357-2570 • www.techteam.com

Net income, excluding the restructuring charge, was $2.9 million or $0.27 per share for the fourth quarter 2008 versus $1.8 million or $0.17 per share for the same period in 2007 and net income of $1.9 million, or $0.18 per share, in the third quarter 2008.

With respect to the balance sheet, total current assets were $80.9 million at December 31, 2008, down from $94.3 million at December 31, 2007. The decrease was due primarily to a $9.9 million decrease in accounts receivable, which was driven by improvements in days sales outstanding and the winding down of a subcontracting arrangement in the Company’s government business. Current liabilities were $38.5 million at December 31, 2008, down from $51.2 million at December 31, 2007 driven by a decrease in accounts payable resulting from the contract wind-down mentioned above. The Company had 10,884,998 common shares issued and outstanding at December 31, 2008, as compared to 10,693,488 common shares issued and outstanding at December 31, 2007.

With respect to the statements of cash flows, net cash from operations for the year ended December 31, 2008 was $8.8 million as compared to $5.9 million for the same period in 2007 due primarily to improvements in working capital partially offset by lower net income. Net cash used in investing activities was $7.6 million and $51.0 million for the twelve months ended December 31, 2008 and 2007, respectively. Net cash used in investing activities in the year ending December 31, 2008 was related to the acquisition of Onvaio, while net cash used in investing activities during the year ending December 31, 2007 was driven by the acquisitions of SQM, NewVectors and RL Phillips. Capital expenditures were $2.5 million and $3.9 million, respectively, for the twelve months ended December 31, 2008 and 2007.  The lower spending in 2008 was driven by management efforts to reduce capital spending.  Net cash used by financing activities for the year ended December 31, 2008 was $1.6 million compared to $34.3 million provided by financing activities for the year ended December 31, 2007. The net cash used by financing activities in 2008 was primarily used to pay down debt.  The net cash provided by financing activities in 2007 was used primarily to fund the acquisition of NewVectors.

For the year ending December 31, 2008, earnings before interest, taxes, depreciation and amortization expense (“EBITDA”), excluding restructuring charges, was $22.5 million, or 8.7% of revenue, compared with EBITDA of $17.2 million, or 7.7% of revenue, for the same period in 2007.

The Company believes EBITDA is an important “non-GAAP” measure of the Company’s financial performance. EBITDA presents information on earnings that may be more comparable to companies with different finance structures, capital investments or capitalization and depreciation policies.  The most closely related GAAP measure is operating income.  Some financial analysts also use EBITDA to assist in the determination of a company’s possible market valuation.  See the table following the financial statements in this press release for a reconciliation of operating income to EBITDA excluding the restructuring charges.

Conference Call Information
TechTeam Global, Inc. will also host an investor teleconference to discuss its fourth quarter 2008 financial results at 4:30 p.m. EST, today, Tuesday, February 24, 2009. To participate in the teleconference, including the question and answer session that will follow the results announcement and discussion, please call 1-866-543-6411. Outside the United States, call +1-617-213-8900. When prompted, enter the passcode: 16598690. To access a simultaneous Web cast of the teleconference, go to the TechTeam Global Web site at http://www.techteam.com/investors and click on the Web cast icon. From this site, you can download the necessary software and listen to the teleconference. TechTeam encourages you to review the site before the teleconference to ensure that your computer is configured properly.

A taped replay of the call will be available beginning at approximately 6:30 p.m. EST, Tuesday, February 24, 2009. This toll-free replay will be available through Tuesday, March 10, 2009. To listen to the teleconference replay, call 1-888-286-8010. Outside the United States, call +1-617-801-6888. When prompted, enter the passcode: 90153826.

About TechTeam Global, Inc.

TechTeam Global, Inc. is a leading provider of IT outsourcing and business process outsourcing services to large and medium businesses, as well as government organizations. The company's primary services include service desk, technical support, desk-side support, security administration, infrastructure management and related professional services. TechTeam also provides a number of specialized, value-added services in specific vertical markets. Founded in 1979, TechTeam has nearly 3,000 employees across the world, providing IT support in 32 languages. TechTeam's common stock is traded on the NASDAQ Global Market under the symbol "TEAM." For more information, call 800-522-4451 or visit www.techteam.com.

27335 West 11 Mile Road, Southfield, Michigan 48033 • Telephone (248) 357-2866 • Fax (248) 357-2570 • www.techteam.com

Safe Harbor Statement
The statements contained in this press release that are not purely historical, including statements regarding the Company’s expectations, hopes, beliefs, intentions, or strategies regarding the future, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results may differ materially from those expected because of various known and unknown risks and uncertainties, including, but not limited to, the ongoing U.S. recession, the existing global credit and financial crisis and other changes in general economic and industry conditions, the award or loss of significant client assignments, timing of contracts, recruiting and new business solicitation efforts, currency fluctuations, and other factors affecting the financial health of our clients. These and other risks are described in the Company’s most recent annual report on Form 10-K and subsequent reports filed with or furnished to the U.S. Securities and Exchange Commission.  The forward-looking statements included in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements.

Financial Tables to Follow on the Next Page

27335 West 11 Mile Road, Southfield, Michigan 48033 • Telephone (248) 357-2866 • Fax (248) 357-2570 • www.techteam.com

Financial Data

TechTeam Global, Inc.

Condensed Consolidated Income Statements (unaudited)

(In thousands, except per share data)

	Fourth Quarter Ended December 31,			Year Ended December 31,
	2008	2007	% Change	2008	2007	% Change
Revenue
Commercial —
IT Outsourcing Services	$29,012	$29,388	(1.3)%	$120,166	$104,659	14.8%
IT Consulting and Systems Integration	5,781	7,484	(22.8)%	27,064	28,064	(3.6)%
Other Services	4,752	5,980	(20.5)%	24,110	20,219	19.2%
Total Commercial	39,545	42,852	(7.7)%	171,340	152,942	12.0%
Government Technology Services	22,385	21,456	4.3%	88,615	69,254	28.0%
Total Revenue	61,930	64,308	(3.7)%	259,955	222,196	17.0%
Cost of Revenue
Commercial —
IT Outsourcing Services	21,681	21,765	(0.4)%	90,158	77,771	15.9%
IT Consulting and Systems Integration	3,936	6,008	(34.5)%	20,637	21,877	(5.7)%
Other Services	3,772	4,849	(22.2)%	18,683	15,430	21.1%
Total Commercial	29,389	32,622	(9.9)%	129,478	115,078	12.5%
Government Technology Services	15,940	15,671	1.7%	64,187	50,276	27.7%
Total Cost of Revenue	45,329	48,293	(6.1)%	193,665	165,354	17.1%
Gross Profit	16,601	16,015	3.7%	66,290	56,842	16.6%
Selling, general and administrative expense	12,935	12,809	1.0%	52,774	46,547	13.4%
Restructuring charge	1,834	—		5,719	—
Operating Income	1,832	3,206	(42.9)%	7,797	10,295	(24.3)%
Net interest expense	(421)	(389)		(1,712)	(572)
Foreign currency transaction gain/(loss)	956	(65)		910	(84)
Other income, net	155	—		155	—
Income before Income Taxes	2,522	2,752		7,150	9,639
Income tax provision	1,316	947		4,182	3,343
Net Income	$1,206	$1,805		$2,968	$6,296
Diluted Earnings per Common Share	$0.11	$0.17		$0.28	$0.60
Diluted weighted average common shares and common share equivalents	10,600	10,595		10,555	10,506

27335 West 11 Mile Road, Southfield, Michigan 48033 • Telephone (248) 357-2866 • Fax (248) 357-2570 • www.techteam.com

Condensed Consolidated Balance Sheet (unaudited)

(In thousands)

	December 31,	December 31,
	2008	2007
Current Assets
Cash and cash equivalents	$16,881	$19,431
Accounts receivable, net	59,705	69,627
Prepaid expenses and other current assets	4,315	5,290
Total current assets	80,901	94,348
Property, Equipment and Software, Net	8,327	10,562
Goodwill and Other Intangible Assets, Net	77,361	76,686
Other Assets	774	573
Total Assets	$167,363	$182,169

Current Liabilities
Current portion of long-term debt	$7,987	$5,850
Accounts payable	6,340	20,952
Accrued payroll and related taxes	12,477	14,237
Accrued expenses and other current liabilities	11,669	10,136
Total current liabilities	38,473	51,175
Long-Term Liabilities
Long-term debt, less current portion	27,202	31,167
Other long-term liabilities	2,954	2,796
Total long-term liabilities	30,156	33,963
Shareholders’ Equity
Preferred stock	—	—
Common stock	109	107
Additional paid-in capital	77,939	75,364
Retained earnings	21,360	18,391
Accumulated other comprehensive income (loss)	(674)	3,169
Total shareholders’ equity	98,734	97,031
Total Liabilities and Shareholders’ Equity	$167,363	$182,169

27335 West 11 Mile Road, Southfield, Michigan 48033 • Telephone (248) 357-2866 • Fax (248) 357-2570 • www.techteam.com

Condensed Consolidated Statements of Cash Flows (unaudited)

(In thousands)

	Year Ended December 31,
	2008	2007
Operating Activities
Net income	$2,968	$6,296
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,935	7,006
Gain on disposition of business	(155)	—
Other adjustments, primarily changes in working capital	(1,940)	(7,371)
Net operating cash flow from discontinued operations	—	(3)
Net cash provided by operating activities	8,808	5,928
Investing Activities
Disposition of business, net of cash disposed	953	—
Purchase of property, equipment and software	(2,475)	(3,882)
Cash paid for acquisitions, net of cash acquired	(6,084)	(47,160)
Net cash used in investing activities	(7,606)	(51,042)
Financing Activities
Proceeds from issuance of long-term debt	5,000	38,900
Proceeds from issuance of common stock	348	1,085
Purchase of common stock	(61)	—
Tax (expense) benefit from stock options	(28)	570
Payments on long-term debt	(6,873)	(6,299)
Net cash (used) provided by financing activities	(1,614)	34,256
Effect of exchange rate changes on cash and cash equivalents	(2,138)	207
Decrease in cash and cash equivalents	(2,550)	(10,651)
Cash and cash equivalents at beginning of period	19,431	30,082
Cash and cash equivalents at end of period	$16,881	$19,431

27335 West 11 Mile Road, Southfield, Michigan 48033 • Telephone (248) 357-2866 • Fax (248) 357-2570 • www.techteam.com

Reconciliation of Operating Income to Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) Excluding Restructuring Charges

(In thousands)

	Fourth Quarter Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007

Reconciliation of Operating Income to EBITDA Excluding Restructuring Charges
Operating income	$1,832	$3,206	$7,797	$10,295
Depreciation and amortization	2,122	2,032	7,935	7,006
Foreign currency transaction gain/(loss)	956	(65)	910	(84)
Other income, net	155	—	155	—
Restructuring charges	1,834	—	5,719	—
EBITDA Excluding Restructuring Charges	$6,899	$5,173	$22,516	$17,217

Reconciliation of Earnings Excluding Restructuring Charges to Net Income

(In thousands, except per share data)

	Fourth Quarter Ended December 31, 2008		Year Ended December 31, 2008
	After-Tax Earnings	Earnings (Loss) per Share	After-Tax Earnings	Earnings (Loss) per Share

Reconciliation of Earnings Excluding Restructuring Charges to Net Income
Earnings excluding restructuring charges	$2,850	$0.27	$7,758	$0.74
Restructuring charges, net of tax	(1,644)	(0.16)	(4,790)	(0.45)
Net Income	$1,206	$0.11	$2,968	$0.28

Contacts:

TechTeam Global, Inc.	Boscobel Marketing Communications
Margaret M. Loebl	Jessica Klenk
Vice President, Chief Financial Officer and Treasurer	(301) 588-2900 ext. 121
(248) 357-2866	jklenk@boscobel.com
investors@techteam.com

27335 West 11 Mile Road, Southfield, Michigan 48033 • Telephone (248) 357-2866 • Fax (248) 357-2570 • www.techteam.com